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                                 EXHIBIT 99.2


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                               CALL  AGREEMENT

          AGREEMENT, dated as of February 9, 1998, between Tele-Communications, Inc., a Delaware corporation ("TCI"), and Gary Magness, a resident of Colorado, both in any Representative Capacity (as defined below) and individually ("Gary"), Kim Magness, a resident of Colorado, both in any Representative Capacity and individually ("Kim"), the Estate of Bob Magness (the "Bob Estate"), the Estate of Betsy Magness (the "Betsy Estate"); and each individual or entity which hereafter becomes a party to or bound by this Agreement in accordance with its terms.

          WHEREAS, TCI desires to have the right to acquire all of the shares of its Common Stock, $1.00 par value per share, of any series that has voting rights greater than one vote per share, that are beneficially owned by the other parties to this Agreement; and

          WHEREAS, each such other party, for himself and his successors (including his estate upon his death), desires to grant such right to TCI;
       NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

 1.   Definitions.

      1.1 Certain Definitions.

     "Affiliate" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such specified Person.

     "Agreement" means this Call Agreement, as the same may be amended or supplemented from time to time.

     "beneficially own" has the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, as interpreted by the Securities and Exchange Commission, provided that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire without regard to the 60 day limitation in such Rule, and except that a Person shall not be deemed a beneficial owner of, or to own beneficially, any securities as to which such Person does not, directly or indirectly, have or share investment power within the meaning of said Rule. The terms beneficially owned, own beneficially and beneficial owner shall have correlative meanings.

     "Betsy Estate" has the meaning given to it in the introductory paragraph of this Agreement.



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     "Board of Directors" means the Board of Directors of the Company, or any authorized committee thereof.

     "Bob Estate" has the meaning given to it in the introductory paragraph of this Agreement.

     "Bona Fide Offer" has the meaning set forth in Section 2.3(b)(i) hereof. "Call Period" has the meaning set forth in Section 2.2(b) hereof.
     "Call  Right" has the meaning set forth in Section 2.2(a) hereof.
     A "Change of Control" shall have occurred with respect to the Company if:
          (i) a merger or consolidation occurs between the Company and any other Person in which the voting power of all voting securities of the Company outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 50% of the voting power of the Company or the surviving entity outstanding immediately after such merger or consolidation (or if the Company or the surviving entity after giving effect to such transaction is a subsidiary of the issuer of securities in such transaction, then the voting power of all voting securities of the Company outstanding immediately prior to such transaction represent (by being converted into voting securities of such issuer) less than 50% of the voting power of the issuer outstanding immediately after such merger or consolidation); or

          (ii) in any share exchange, extraordinary dividend, acquisition, disposition or recapitalization (or series of related transactions of such nature) (other than a merger or consolidation) the holders of voting securities of the Company immediately prior thereto continue to own beneficially voting securities representing less than 50% of the voting power of the Company (or any successor entity) immediately thereafter. "Charitable Transferee" means, with respect to either Group, any private charitable foundation or donor advised fund established by one or more members of such Group that, in either case, (i) is controlled directly or indirectly solely by one or more members of such Group and (ii) meets the requirements under the Code for such member(s) or Related Parties to deduct donations to such foundation or donor advised fund.

     "Close of Business" means 5:00 p.m. local time in Denver, Colorado. "Closing" has the meaning set forth in Section 4.1(a) hereof.
     "Closing Date" has the meaning set forth in Section 4.1(a) hereof. "Closing Date Amount" has the meaning set forth in Section 2.2(d) hereof.

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     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations from time to time promulgated thereunder.

     "Commencement Date" has the meaning set forth in Section 2.3(c)(i) hereof. "Common Stock" means the Common Stock, $1.00 par value per share, of the
Company, as constituted on the date of this Agreement, and any capital stock into which such Common Stock may thereafter be changed (whether as a result of a recapitalization, reorganization, merger consolidation, share exchange, stock dividend or other transaction or event). The Common Stock currently is issuable in series.

     "Company" means Tele-Communications, Inc., a Delaware corporation, and any successor (by merger, consolidation, sale, transfer, exchange, or otherwise) to all or substantially all of its business and assets.

     "Company Notice" has the meaning set forth in Section 2.2(b) hereof. "Company Price" has the meaning set forth in Section 2.3(b)(ii) hereof. "Control", as to any Person, means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. "Controlled" and "Controlling" shall have corresponding meanings.

     "Current Market Price" of any security on any day means (i) the last reported sale price (or, if no sale is reported, the average of the high and low bid prices) on The Nasdaq Stock Market on such day, or (ii) if the primary trading market for such security is not The Nasdaq Stock Market, then the closing sale price regular way on such day (or, in case no such sale takes place on such day, the reported closing bid price regular way on such day) in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such exchange, then on the principal exchange on which such security is traded, or (iii) if the Current Market Price of such security on such day is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for such security on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

     "Difference" has the meaning set forth in Section 3.2(b) hereof. "Disposition" means any sale, assignment, alienation, gift, exchange, conveyance, transfer, hypothecation or other disposition whatsoever, whether voluntary or involuntary and whether direct or indirect. The term "dispose" (whether or not capitalized) shall mean to make a Disposition.
     "Election Notice" has the meaning set forth in Section 2.3(b)(iii).

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     "Excepted Shares" means, subject to the last two sentences of this definition, that number of Member Shares which, in the aggregate for all Members, is equal to five percent (5%) of the largest total number (calculated without duplication) of Member Shares beneficially owned collectively by all Members at any time during the period from and after the date of this Agreement until this Agreement shall no longer be in effect.
For purposes of determining the total number of Member Shares beneficially owned by the Member at any time of determination during such period, the Members shall be deemed to own all Member Shares actually beneficially owned by them at such time and also to continue to beneficially own all Member Shares, if any, sold or otherwise disposed of without violation of this Agreement at any time prior to such time of determination, so that such number of Member Shares as of any time of determination shall be calculated as though the Members at all times continued to beneficially own all Member Shares that they beneficially owned at any time during such period, without deduction of any Member Shares that were disposed of at any time during that period and in each case without duplication. In the event that the Company
(i) pays a dividend or distribution on the outstanding High Vote Stock in shares of High Vote Stock, (ii) subdivides the outstanding High Vote Stock into a greater number of shares of High Vote Stock, (iii) combines the outstanding shares of High Vote Stock into a smaller number of shares of High Vote Stock or (iv) issues by reclassification of or other change in the High Vote Stock (whether pursuant to a merger or consolidation or otherwise) any other shares of High Vote Stock, then (A) any such shares of High Vote Stock received by any Member in exchange for or replacement of the Excepted Shares shall themselves be Excepted Shares and (B) calculations of the number of Excepted Shares as of any time pursuant to the first sentence of this definition shall take appropriate account of such event.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended. "Exempt Transfer" means, with respect to any Member Shares of any Member, any Disposition:

          (i)   that is a Permitted Pledge;

          (ii) that is an exchange of Low Vote Stock of any class or series for High Vote Stock of the corresponding class or series on a one-for-one basis (but such High Vote Stock will continue to be Member Shares);
          (iii) of Tag-Along Shares (as defined in the Malone Call Agreement) pursuant to the Malone Call Agreement and Section 4.1 of the Stockholders Agreement;

          (iv)  pursuant to Section 2.2 hereof;

          (v)   to another Member;

          (vi)  to a member of the Malone Group;

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          (vii)  that is an exchange or conversion of such Member Shares that occurs by operation of law in connection with a merger or consolidation of the Company with or into another corporation or a reclassification or similar event, that has been duly authorized and approved by the required vote of the Board of Directors and the stockholders of the Company pursuant to its Restated Certificate of Incorporation and Delaware law; provided, however, that any shares of capital stock issued in exchange for or in reclassification of such Member Shares or into which such Member Shares are converted in any such transaction shall continue to be Member Shares for purposes of this Agreement unless such transaction resulted in a Change of Control of the Company;

          (viii) to a Prospective Purchaser in compliance with subsections
     (a) through (e), inclusive, of Section 2.3 hereof;

          (ix)   pursuant to Section 2.3(f) hereof;

          (x) that is a gift or assignment for no consideration by such Member (if a natural person) during his life to any one or more of his Related Parties;

          (xi) that is a transfer to the legal representatives of such Member (if a natural person) upon his death or adjudication of incompetency or by any such legal representatives to any Person to whom the transferor could have transferred such security pursuant to any clause of this definition;
          (xii)  subject to subsections (a) through (e), inclusive, of Section
     2.3 hereof, pursuant to 4.2 of the Stockholders Agreement; or
          (xiii) in the case of a pledge that when made qualified, and that continues to qualify, as a Permitted Pledge, a bona fide transfer to the pledgee or its nominee upon the bona fide exercise of such pledgee's rights and remedies under such pledge, but not any further transfer by such assignee except in an Exempt Transfer (including a transfer permitted by Section 2.3 hereof); provided, however, that no Disposition pursuant to clause (v), (x), (xi) or (xiii) shall be an Exempt Transfer unless each Person to whom any such Disposition is made (unless already such a party and so bound) simultaneously therewith becomes a party to this Agreement and the Stockholders Agreement and agrees to be bound hereby and thereby with respect to such Member Shares to the same extent as such Member.

     "Exercise Date" has the meaning set forth in Section 2.2(b) hereof.
     "Free to Sell Date" has the meaning set forth in Section 2.3(b)(v) hereof.

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     "Gary" has the meaning assigned to such term in the introductory paragraph of this Agreement.

     "Grant Consideration Amount" has the meaning set forth in Section 2.1 hereof.

     "Gross Purchase Price" has the meaning set forth in Section 2.2(c) hereof. "Gross Stock Value" has the meaning set forth in Section 2.2(d) hereof. "Group" means either the Magness Group or the Malone Group (as defined in the Stockholders Agreement), as the context requires.

     "High Vote Stock" means Common Stock of any series that has voting rights greater than one vote per share. The High Vote Stock is currently comprised of the Series B TCI Group Common Stock, Series B LMG Common Stock and Series B Ventures Group Common Stock.

     "Holder" has the meaning set forth in Section 2.2(b) hereof.
     "Holder Election Notice" has the meaning set forth in Section 2.2(d) hereof.

     "Independent Committee" means a committee of the Board of Directors consisting of directors other than a Member, any Permitted Transferee, or any Related Party of any Member or any such Permitted Transferee.
     "Kim" has the meaning assigned to such term in the introductory paragraph of this Agreement.

     "Low Vote Stock" means Common Stock of any series that has voting rights no greater than one vote per share. The Low Vote Stock is currently comprised of Series A TCI Group Common Stock, Series A LMG Common Stock and Series A Ventures Group Common Stock.

     "Magness Group" shall mean (i) each of Gary (individually and in any Representative Capacity), Kim (individually and in any Representative Capacity), the Bob Estate, the Betsy Estate, each other Person who now or hereafter has a Representative Capacity with respect to either of such estates or any trust established thereunder, (ii) each other Person who is required to become or becomes a party to this Agreement and a member of the Magness Group pursuant to any provision of this Agreement, (iii) each other Person who at any time acquires any High Vote Stock in a transaction or a chain of transactions initiated by another member of the Magness Group that satisfy all applicable provisions of this Agreement (including, in the case of a Permitted Pledge, the provisions of the definition of such term), except for acquisitions in Exempt Transfers other than those described in clauses (v), (x), or (xi) or (xiii) of the definition of "Exempt Transfer" in Section 1.1 hereof and (iv) each spouse or other Related Party of any member of the Magness Group, in each case so long as such Person is or is required to be a party to this Agreement or such Person or any

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of its Related Parties is the direct or indirect Beneficial Owner of any High
Vote Stock. Unless Malone (or his estate), the Company and the Magness Group Representative otherwise agree in writing, no member of the Malone Group shall be a member of the Magness Group or a Related Party of any Member.
     "Magness Group Representative" means any natural person who is a member of the Magness Group duly appointed and serving as the representative of the Magness Group for purposes of this Agreement. The initial Magness Group Representative is Kim. The Magness Group may, at any time by a written notice delivered to the Company and the members of the Malone Group, remove and replace the Person then serving as Magness Group Representative, provided that such representative shall at all times be a natural person and a member of the Magness Group.

     "Malone" means John C. Malone, a resident of Colorado.

     "Malone Call Agreement" means the Call Agreement, dated as of the date hereof, between the Company, Malone and Leslie Malone, as it may be amended from time to time.

     "Member" means any member of the Magness Group.

     "Member Shares" means, with respect to any Member, any and all shares of High Vote Stock beneficially owned by such Member on the date hereof or of which beneficial ownership is hereafter acquired by such Member or by any Permitted Transferee from such Member or from another Permitted Transferee.
     "Net Proceeds" has the meaning set forth in Section 3.2(a) hereof.
     "Offered Shares" has the meaning set forth in Section 2.3(b)(i) hereof. "Offering Period" has the meaning set forth in Section 3.2(a) hereof. "Offer Notice" has the meaning set forth in Section 2.3(b)(ii) hereof. "Permitted Pledge" means, with respect to any Member Shares, a bona fide pledge of such Member Shares by the Member who beneficially owns them to an unaffiliated commercial bank or financial institution to secure bona fide borrowings by such Member permitted by applicable law; provided that such bank or financial institution (for itself and its successors, assigns and transferees) agrees with the Company in writing at the time of such pledge that all such Member Shares shall continue to be subject to all of the provisions of this Agreement and the Stockholders Agreement to the same extent and with the same effect as if they continued to be beneficially owned solely by such Member, other than those Member Shares, if any, as to which such bank or other financial institution commences an action to foreclose or takes any other action to enforce the security interest represented by such pledge, irrevocably commits to the Company in writing (for itself and its successors, assigns and transferees) to convert into shares of Low Vote Stock on a share-for-share

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basis and (provided the Company cooperates as set forth in Section 2.3(g)
hereof) thereafter cooperates with the Company to consummate such conversion. Nothing in this provision shall require any such bank or financial institution to elect to convert any pledged Member Shares into Low Vote Stock, but unless such election is made as provided above in this definition, such Member Shares shall continue to be subject to this Agreement and the Stockholders Agreement as provided above. Unless and at all times until the time of the actual conversion of all Member Shares, if any, as to which such an election is made by such bank or financial institution, the pledged Member Shares shall continue to be subject to all of the provisions of this Agreement to the same extent and with the same effect as if they continued to be beneficially owned solely by such Member; provided, that if such an election is made but the actual conversion of the Member Shares is not completed within five Business Days after notice of that election is given to the Company for any reason other than as a result of the failure of such bank or financial institution to substantially comply with the requirements of this definition or the entry of a court order enjoining such conversion, such bank or financial institution may revoke such conversion election, whereupon the number and kind of Member Shares as to which such election was made (but not any Member Shares as to which such election was not made) shall cease to be subject to this Agreement or the Stockholders Agreement unless subsequently acquired by a Person who then is (or is required to be) a Member of the Magness Group.

          In the case of a pledge that when made qualified and that continues to qualify as a Permitted Pledge, if the lender, simultaneously with a bona fide assignment of the loan secured by such pledge (or of a participation interest therein), assigns to the assignee a proportionate part of such lender's rights under such pledge, such assignment shall be an Exempt Transfer and a Permitted Pledge provided that (i) the assignee is a commercial bank or other financial institution that is not an Affiliate or Related Party of any of the members of the Magness Group or any of their respective Related Parties, and (ii) prior to such assignment, such bank or financial institution (for itself and its successors, assigns and transferees) enters into a written agreement with the Company to the effect stated in the proviso of the first sentence of this definition.

     "Permitted Transferee" means, with respect to any Member, a Related Party of such Member or another Person to whom any of such Member's Member Shares are transferred, directly or indirectly, in an Exempt Transfer, in each case if such Person is or is required to become a party to this Agreement or is or is required to be bound by its terms and for so long as such Person is the beneficial owner of any Member Shares.

     "Per Share Value", as to any series of High Vote Stock on any relevant day, means the average of the Current Market Prices of the Low Vote Stock into which the shares of such series of High Vote Stock are convertible at the option of the holder for the period of 30 consecutive trading days ending on (i) in the case of any calculation pursuant to Section 2.2 hereof, the last trading day prior to the date of Malone's death, (ii) in the case of any calculation of the Gross Purchase Price for purposes of Section 2.3(b), the last trading day prior to the date the Offer Notice is given, and (iii) in the case of any determination pursuant to Section 6.1, the last trading day prior to the date on which a letter of intent or other documentation for the proposed transaction is executed, in each case

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appropriately adjusted to take into account any stock dividends on the Low Vote
Stock, or any stock splits, reclassifications or combinations of the Low Vote Stock, during the period following the first of such 30 trading days and ending on the last full trading day immediately preceding the Closing Date.
     "Person" means any natural person, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, association or other entity.

     "Prohibited Premium" has the meaning set forth in Section 6.1(a) hereof. "Prospective Purchaser" has the meaning set forth in Section 2.3(b)(i)
hereof.

     "Public Sale Dollar Amount" has the meaning set forth in Section 3.1(a) hereof.

     "Public Sale Notice" has the meaning set forth in Section 3.1(a) hereof. "Qualified Appraiser" means a Person who is nationally recognized as being qualified and experienced in the appraisal of assets comparable to the noncash consideration proposed to be given pursuant to the Bona Fide Offer and shall not be an Affiliate or Related Party of any party to this Agreement.
     "Qualified Trust" means, with respect to any member of either Group, any trust that is directly or indirectly controlled solely by one or more members of such Group and the beneficiaries of which are one or more Related Parties or Charitable Transferees of one or more of such members, including, without limitation, any such trust that is so controlled and (i) qualifies under the Code as a so-called "charitable remainder trust," provided that the income beneficiaries consist solely of one or more Related Parties of such member(s) and the remainder interest reverts to one or more Charitable Transferees, or
(ii) qualifies under the Code as a so-called "charitable lead trust," provided that the income beneficiaries consist solely of one or more Charitable Transferees and the remainder interest reverts to either such members(s) or one or more Related Parties of such member(s).

     "Registration Rights Agreement" has the meaning set forth in Section 2.2(e) hereof.

     "Registration Statement" has the meaning set forth in Section 3.2(a) hereof.

     "Related Party" means, with respect to any Member or Permitted Transferee:
          (i) the spouse, siblings and lineal descendants (which shall include a Person adopted before the age of 18) of such Person or any spouse of any such sibling or lineal descendant;

          (ii)  any Qualified Trust;

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          (iii) a custodian under the Uniform Gifts to Minors Act or similar fiduciary for the exclusive benefit of such Person's children during their lives or a Charitable Transferee; or

          (iv) a corporation, limited liability company, private foundation or other entity organized under the laws of any state in the United States which is Controlled by, and all equity, participation, beneficial or similar interests (and rights to acquire any thereof, contingently or otherwise) of which are beneficially owned solely by, such Person or such Person and one or more Related Parties of such Person referred to in clause (i), (ii) or (iii) of this definition, provided that in any case under clause (i), (ii), (iii) or (iv) the requisite relationship with such Member or Permitted Transferee described in such clause is maintained and if, as the result of any completed or proposed act, transaction or event, any Person who previously was Related Party of a Member or a Permitted Transferee ceases to qualify as a Related Party of such Person or if any shares of High Vote Stock beneficially owned by any such Related Party are to be distributed or otherwise Disposed of to any Person not already a party to this Agreement and bound by this Agreement as a Member of the Magness Group, then simultaneously therewith such Person must become a party to this agreement and the Stockholders Agreement and agree to be bound hereby and thereby with respect to such shares as a Member of the Magness Group.

     "Representative Capacity" means, with respect to any Person that is a party to this Agreement, such Person as an executor or administrator of the Bob Estate, the Betsy Estate or any other estate, a trustee of any trust or in any other fiduciary or representative capacity if such Person, in such capacity, directly or indirectly possesses or shares the power to vote or dispose or direct the voting or disposition of any High Vote Stock or Rights to acquire any High Vote Stock issued by any Company or any other shares of capital stock, Rights or other securities subject to any provisions of this Agreement.
     "Resale Stock" has the meaning set forth in Section 3.1(a) hereof.
     "Sale of the Company" means any transaction which results in a Change in Control of the Company, specifically excluding, however, any sale of any of the Member Shares pursuant to the terms of this Agreement or any Member Shares or other securities pursuant to the terms of the Malone Call Agreement.
     "Sales" has the meaning set forth in Section 3.2(a) hereof.
     "Securities Act" means the Securities Act of 1933, as amended.
     "Seller" has the meaning set forth in Section 3.1(a) hereof.
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     "Series A Common Stock" means, collectively, the Series A TCI Group Common
Stock, Series A LMG Common Stock, and Series A Ventures Group Common Stock, into which the Series B Common Stock of the corresponding series is convertible.

     "Series A LMG Common Stock" means the Tele-Communications, Inc. Series A Liberty Media Group Common Stock.

     "Series A TCI Group Common Stock" means the Tele-Communications, Inc. Series A TCI Group Common Stock.

     "Series A Ventures Group Common Stock" means the Tele-Communications, Inc. Series A TCI Ventures Group Common Stock.

     "Series B Common Stock" means, collectively, the Series B TCI Group Common Stock, Series B LMG Common Stock and Series B Ventures Group Common Stock set forth in the recitals hereto.

     "Series B TCI Group Common Stock" means the Tele-Communications, Inc. Series B TCI Group Common Stock.

     "Series B LMG Common Stock" means the Tele-Communications, Inc. Series B Liberty Media Group Common Stock.

     "Series B Ventures Group Common Stock" means the Tele-Communications, Inc. Series B TCI Ventures Group Common Stock.
     "Series Purchase Price" has the meaning set forth in Section 2.2(c) hereof. "Series Stock Value" has the meaning set forth in Section 2.2(d) hereof. "Settlement Agreement" has the meaning set forth in Section 7.3(b) hereof. "Stockholders Agreement" means the Stockholders' Agreement, dated as of the date hereof, by and among the Company, Malone, Leslie Malone, Gary, Kim, the Bob Estate and the Betsy Estate, as it may be amended from time to time.
     "Stock Proceeds Amount" has the meaning set forth in Section 3.1(b) hereof. "Subject Shares" has the meaning set forth in Section 2.2(a) hereof. "Subsidiary", when used with respect to the Company, means any corporation, partnership or other business entity of which an aggregate of 50% or more of the outstanding capital stock or other securities have ordinary voting power to elect a majority of the board of directors, managers,

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trustees or other controlling persons, or an equivalent controlling interest therein, of such Person (irrespective of whether, at the time, capital stock or other securities of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is, or of which an aggregate of 50% or more of the interests in which are, at the time, directly or indirectly, owned by the Company and/or one or more Subsidiaries of the Company (irrespective of whether any other Person, by reason of a pledge of capital stock or other securities or otherwise, shall or might have ownership thereof or voting power with respect thereto by reason of the happening of any contingency).

     "Third Appraiser" has the meaning set forth in Section 2.3(c)(iv) hereof. "Transferor" has the meaning set forth in Section 2.3(b)(i) hereof. "Underwriters" has the meaning set forth in Section 3.2(a) hereof.
     1.2 Terms Defined in the Stockholders Agreement. Capitalized terms used but not defined in this Agreement are intended to have the definitions assigned to them in the Stockholders Agreement, and such definitions are hereby incorporated by reference.

     1.3 Definitions Include the Singular and the Plural. Terms defined in the singular include the plural and vice versa.

2.   Grant of Call Right.

     2.1 Grant. Subject to and on the terms and conditions set forth in this Agreement, each Member, on behalf of himself, his Permitted Transferees and his estate, heirs, administrators, executors, other legal representatives, successors and assigns, hereby grants to the Company the call right, as provided in Section 2.2 and Section 2.3 of this Agreement, and makes the covenants for the benefit of the Company set forth herein. Subject to the penultimate sentence of this Section 2.1, in consideration of the grant to it of the call right and the making of such covenants, on or prior to February 9, 1998 (or on such earlier or later date as the parties to numbered paragraph 4 of the Settlement Agreement may agree), the Company shall pay the Magness Group, collectively, the aggregate sum equal to the Grant Consideration Amount. The "Grant Consideration Amount" shall be the sum, determined after giving effect to all transfers of High Vote Stock of any class or series required by the Settlement Agreement on or before such date, of the respective products obtained by multiplying the aggregate number of shares of High Vote Stock of each class or series beneficially owned (without duplication) by the Magness Group as of the date of payment by the same per share dollar amount, if any, paid by the Company to the members of the Malone Group for each share of High Vote Stock of that class or series beneficially owned by them pursuant to Section 2.1 of the Malone Call Agreement. Based on information available to the Company, the parties estimate that the Grant Consideration Amount will be approximately One Hundred and Twenty-Four Million Dollars ($124,000,000), but the actual Grant Consideration Amount will be the amount determined as provided above in this
Section 2.1.  The Grant Consideration Amount shall be
allocated among the grant of the call right hereunder, the grant of the acceleration feature of such call right contained herein and the making of the other covenants contained herein in the same proportions (subject to rounding differences) as the amount of the payment to Malone under Section 2.1 of the Malone Call Agreement is allocated among the comparable items of the Malone Call Agreement. Such payment shall be made when due in cash by wire transfer of next day funds to an account designated by the Magness Group Representative. Such payment shall be allocated among the Members in any manner in which they agree among themselves. Without limiting the generality of Section 7.1, the Company shall be entitled to rely exclusively and conclusively on information provided by the Magness Group Representative as to any such allocation or other matters in connection with the exercise of the rights of the Magness Group and each of its Members under this Agreement and shall not, in any event, have any liability to any Member as a result of such reliance. The Company shall not be obligated to make such payment unless or until the actions contemplated by numbered paragraph 4 of the Settlement Agreement are duly taken on a timely basis or if this Agreement, the Malone Call Agreement or the Stockholders Agreement is terminated or subject to termination under Section 6.20(d) or 6.20(e) of the Stockholders Agreement. Each member of the Magness Group shall provide such information and otherwise cooperate with the Company in such manner as the Company shall reasonably request in order to determine and verify the number of shares of High Vote Stock of each class or series beneficially owned by the Magness Group on the date of the payment provided for in this Section.
      2.2  Call Right.  (a)     Subject to the last sentence of this subsection
(a), upon Malone's death, the Company shall have the right (the "Call Right"), exercisable by action of the Independent Committee, to purchase all but not less than all of the shares of High Vote Stock beneficially owned by each Member at the time of Malone's death and all but not less than all of the shares of High Vote Stock that are then beneficially owned by any Permitted Transferee of any Member and which shares were acquired directly or indirectly from a Member or another Permitted Transferee of Member Shares in any Exempt Transfer or other transaction except a sale to a prospective Purchaser in accordance with Section 2.3(b) hereof (collectively for all Members and Permitted Transferees, the "Subject Shares"). The Company may not exercise its Call Right under this
Section 2.2 unless it concurrently exercises its corresponding call right under the corresponding provisions of the Malone Call Agreement.

           (b) The Company may exercise the Call Right, by giving written notice of such exercise (the "Company Notice") to each Member and each such Permitted Transferee, if any (collectively, the "Holder"), at any time during the period commencing on and including the date of Malone's death and ending at the Close of Business on the 50th day after the date, following Malone's death, on which any legal action that may be required to confirm the appointment of the personal representative(s) for Malone's estate or for Malone's estate to act through its personal representative(s) has been completed (such period, the "Call Period"). The date the Company Notice is given to the Holder is referred to as the "Exercise Date."

           (c) The total consideration payable to the members of the Magness Group collectively for all of the Subject Shares (the "Gross Purchase Price") will be an amount equal to the sum of the amounts determined in accordance with the following formula for each series of High Vote Stock included in the Subject Shares: 110% of the product of the Per Share Value for such series as of the date of Malone's death, multiplied by the number of shares of such series included in the Subject Shares (such amount, as to each series, the "Series Purchase Price"). In calculating any Series Purchase Price or the Gross Purchase Price, the number of Subject Shares and the number of shares of any series included in the Subject Shares shall be calculated without duplication for any shares that may, by virtue of the definition of "beneficially owned," be deemed to be beneficially owned by more than one Member.

          (d) The Gross Purchase Price will be payable in cash or, as to any series of High Vote Stock included in the Subject Shares, in fully paid and nonassessable shares of Low Vote Stock of the corresponding series, or any combination of the foregoing, as the Magness Group Representative, on behalf of the Holder, may elect, subject to the rights of the Company pursuant to Section 3.1, by written notice given to the Company at least 60 days prior to the Closing Date (the "Holder Election Notice"). The Holder Election Notice shall specify as to each series of High Vote Stock included in the Subject Shares, the portion of the Series Purchase Price to be paid in Low Vote Stock of the corresponding series (such portion, as to each series of High Vote Stock, being the "Series Stock Value" and as to all series for which payment in Low Vote Stock has been elected being, in the aggregate, the "Gross Stock Value"). The Gross Purchase Price less the Gross Stock Value is herein referred to as the "Closing Date Amount". Subject to the Company's right to elect to require a public sale in accordance with Section 3, the Closing Date Amount shall be delivered to the Magness Group Representative, on behalf of all Members and Permitted Transferees who held any of the Subject Shares purchased in cash on the Closing Date.

          (e) If the Holder has timely elected in accordance with Section 2.2(d) to receive any portion of the Gross Purchase Price in shares of Low Vote Stock, the number of shares of any series of Low Vote Stock to be delivered to the Holder on the Closing Date shall be equal to the quotient obtained by dividing
(i) the Series Stock Value for the corresponding series of High Vote Stock by
(ii) the Per Share Value of such corresponding series of High Vote Stock. The shares to be so delivered on the Closing Date will not have been registered for sale under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. The Company will be under no obligation to register such shares for resale except as otherwise provided in a Registration Rights Agreement to be entered into by the Company and the Holder on or prior to the Closing Date pursuant to which the Company shall grant to the Holder registration rights with respect to such Shares not less favorable to the Holder than any registration rights granted by the Company to Malone pursuant to the Malone Call Agreement (the "Registration Rights Agreement"). The certificates for the shares of Low Vote Stock to be delivered to the Holder on the Closing Date shall bear a customary legend to the foregoing effect but shall be free of any rights of the Company hereunder.

          (f) Amounts payable pursuant to this Agreement in cash shall, unless otherwise agreed by the Company and the Magness Group Representative, be paid by wire transfer of next day funds on or prior to the Closing Date to an account designated in writing by the Magness Group Representative at least two (2) Business Days before the Closing Date.

     2.3 Acceleration of Call Right. (a) During the term of this Agreement, neither any Member nor any Permitted Transferee shall dispose of any Member Shares, except in an Exempt Transfer. If any Related Party of any Member to whom such Member transfers any Member Shares in an Exempt Transfer ceases to be a Related Party of its transferor and is not then a Related Party of any other Member or Permitted Transferee, then such occurrence shall be deemed to be a Disposition of the Member Shares then held by such Person giving rise to the Company's purchase right unless the requirements of the proviso in the definition of "Related Party" in Section 1.1 hereof are satisfied.
          (b) (i) If any Member or any Permitted Transferee (as applicable, the "Transferor") receives a bona fide written offer (a "Bona Fide Offer") from a Person who is not an Affiliate of any Member or any Permitted Transferee (a "Prospective Purchaser") to purchase all or any of the Member Shares beneficially owned by the Transferor and the Transferor desires to accept the Bona Fide Offer, then prior to the acceptance of the Bona Fide Offer by the Transferor, the Call Right shall accelerate as to the Member Shares that are the subject of the Bona Fide Offer (the "Offered Shares") and the Company may exercise the Call Right in the manner and to the extent set forth in this Section 2.3(b).

               (ii) The Transferor shall give written notice (the "Offer Notice") to the Company of its receipt of the Bona Fide Offer and desire to accept the same, which notice shall (A) state the identity of the Prospective Purchaser and, if the Prospective Purchaser is not its own ultimate parent within the meaning of the Hart-Scott-Rodino
     Antitrust Improvements Act of 1976, as amended, the identity of its ultimate parent(s) and (B) set forth all material terms of the Bona
     Fide Offer (including the purchase price and the method of payment thereof). The Company shall then have the option to exercise the Call Right as to all but not less than all of the Offered Shares at the applicable price determined in accordance with the following sentence and, subject to the remaining provisions of this Section 2.3, on the terms of the Bona Fide Offer (as disclosed in the Offer Notice). The price at which the Offered Shares may be purchased by the Company shall be the lesser of (x) the price offered in the Bona Fide Offer and (y) an amount equal to the Gross Purchase Price, as determined in accordance with Section 2.2, that would be payable if the Offered
     Shares were the Subject Shares (such lesser amount being, the "Company Price"). The Transferor shall enclose with the Offer Notice a true and complete copy of the Bona Fide Offer and all documents related thereto.
     In determining the Company Price, (i) if any portion of the price offered in the Bona Fide Offer consisted of consideration other than cash, the fair market value of such non-cash consideration shall be deemed to be equal to the amount determined by agreement of the Transferor and the Company or, failing such agreement, as determined in accordance with the procedures as set forth in Section 2.3(c); and (ii) the number of Subject Shares and the number of shares of any series included in the Subject Shares shall be calculated without duplication for any shares that may, by virtue of the definition of "beneficially owned," be deemed to be beneficially owned by more than one Member.

               (iii) The Company shall have the right, exercisable (if so determined by the Independent Committee) by the written notice (an "Election Notice") given to the Transferor on or before the Close of Business on the tenth (10th) Business Day after receipt of the Offer Notice, to exercise the Call Right as to the Offered Shares and to purchase all but not less than all of the Offered Shares. If the Company duly delivers an Election Notice for the Offered Shares in accordance with the foregoing procedure, it shall (subject to the Company's right to elect to pay a portion of the Company Price in debt securities in accordance with Section 2.3(b)(iv) and subject to the Company's right to elect to require a public sale in accordance with
     Section 3.1), purchase the Offered Shares for cash, paid by wire transfer of next day funds on or prior to the Closing Date to an account designated by the Transferor in writing at least two (2) Business Days before such date. Notwithstanding the date fixed as the Closing Date in Section 4.1, the Closing Date for the purchase and sale of the Offered Shares pursuant to this Section 2.3 shall be subject to extension in accordance with Section 2.3(c).

              (iv) In the event that the Company Price is the price offered in the Bona Fide Offer and any part of the price specified in the Bona Fide Offer is proposed to be paid in debt securities, the Company may, in its discretion, elect to pay the equivalent portion of the Company Price through the issuance of debt securities with substantially similar terms in an amount the fair market value of which is equal to the fair market value of the equivalent portion of the debt securities specified in the Offer Notice, in each case as agreed by the Company and the Transferor or, failing such agreement, as determined in accordance with the procedures specified in Section 2.3(c), taking into consideration relevant credit factors relating to the Prospective Purchaser and the Company and the marketability and liquidity of such debt securities.

               (v) In the event that (A) no Election Notice has been given by the tenth (10th) Business Day after receipt of the Offer Notice, or
     (B) if an Election Notice is given, the Closing has not occurred by the 61st day after the Election Notice is given (or such later date as the parties may have scheduled for the Closing or to which the Closing may have been extended pursuant to Section 2.3(c), for any reason other than a breach by the Transferor or another Member or Permitted Transferee of its obligations hereunder (the first to occur of such events being the "Free to Sell Date"), then the Transferor shall have the right to sell all but not less than all of the Offered Shares to the Prospective Purchaser at the price (or a greater price) and upon the terms (or terms no more favorable to the Prospective Purchaser) specified in the Offer Notice and, in connection with any such sale the Transferor shall not be required to convert any of the Offered Shares into shares of Low Vote Stock prior to the sale to such Prospective Purchaser. The Transferor's right to sell the Offered Shares to the Prospective Purchaser pursuant to this Section 2.3(b)(v) shall expire and the provisions of this Section 2.3(b) shall be reinstated in the event that the Prospective

     Purchaser has not purchased such Offered Shares within ten (10) Business Days after the Free to Sell Date.

          (c) (i) If a Bona Fide Offer proposes to pay a portion of the price for the Offered Shares in consideration other than cash and the Company and the Transferor have not agreed upon the value thereof (or, in the case of debt securities, if the Company has elected to pay a portion of the Company Price in equivalent securities and the Company and the Transferor have not agreed upon the value of the debt securities the Company proposes to issue) by the Close of Business on the fifth (5th) Business Day prior to the date otherwise fixed for the Closing (the "Commencement Date") then the procedures set forth in this
     Section 2.3(c) shall be commenced and the Closing Date shall be extended to the fifth (5th) Business Day following the date on which the fair market value of the noncash consideration (or Company issued debt securities) has been finally determined pursuant to this Section 2.3(c).

               (ii) The Company and the Transferor shall each retain a Qualified Appraiser and notify the other party of its selection within five (5) Business Days of the Commencement Date to render the determination required by this Section 2.3(c). If either party fails to timely select its Qualified Appraiser then the Qualified Appraiser selected by the other party shall render such determination. The Company and the Transferor shall each be responsible for the fees and expenses of the Qualified Appraiser selected by it, unless only one Qualified Appraiser is selected in which case the Company and the Transferor shall each bear 50% of such fees and expenses. If a Third Appraiser is selected pursuant to this Section 2.3(c) the fees and expenses of the Third Appraiser will be shared equally by the Company and the Transferor.

              (iii) The Qualified Appraisers selected by the parties shall submit their respective independent determinations of the fair market value of the noncash consideration (and, if applicable, Company issued debt securities), within 15 Business Days after the Commencement Date. If the respective determinations of such Qualified Appraisers vary by less than ten percent (10%), the fair market value of the noncash consideration (and, if applicable, Company issued debt securities) shall be the average of the two determinations.

               (iv) If such respective determinations vary by ten percent (10%) or more, the two Appraisers shall promptly designate a third Qualified Appraiser (the "Third Appraiser"). No party to this Agreement or any Affiliate of any party to this Agreement or Qualified Appraiser shall, provide any information to the Third Appraiser as to the determinations of the initial Qualified Appraisers or otherwise influence the Third Appraiser's determination in any way. The Third Appraiser shall submit its determination of the fair market value of the noncash consideration (and, if applicable, Company issued debt securities), within ten (10) Business Days after the date on which the Third Appraiser is retained. If a Third Appraiser is retained, the fair market value of the noncash consideration (and, if applicable, Company issued debt securities) shall equal the average of the two closest of the three determinations, except that, if the difference between the highest and middle determinations is no more than 105% and no less than 95% of the difference between the middle and lowest determinations, then the fair market value shall equal the middle determination.

               (v) In determining the fair market value of the noncash consideration (and, if applicable, the Company issued debt securities), each Qualified Appraiser retained pursuant to this Section 2.3(c) shall: (A) assume that the fair market value of the applicable asset is the price at which the asset would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and each having reasonable knowledge of all relevant facts; (B) assume that the applicable asset would be sold for cash; and (C) use valuation techniques then prevailing in the relevant industry.

          (d) No voluntary transfers of Member Shares may be made by any Holder during the Call Period and if the Call Right is exercised, thereafter, except (i) to the Company pursuant to the Call Right or (ii) in the case of any pre-existing Permitted Pledge that continues to qualify as a Permitted Pledge, a transfer of the pledged Member Shares to the pledgee (or its nominee) as a result of the bona fide exercise by such pledgee of its rights and remedies as contemplated by the definition of "Permitted Pledge" in
Section 1.1 hereof, but not any further transfer by such assignee (it being understood that a conversion by the pledgee of the pledged Member Shares into shares of Low Vote Stock in the manner and on the terms set forth in the definition of "Permitted Pledge" in Section 1.1 hereof shall be permitted). Accordingly, without limiting the generality of the foregoing, no voluntary transfer may be made during such period pursuant to a Bona Fide Offer, notwithstanding the Transferor's compliance with this Section 2.3 prior to Malone's death.

          (e) If there shall be more than one Transferor in any transaction or series of related transactions covered by an Offer Notice, and if, to the extent permitted by this Agreement, the Company pays the Company Price with more than one form of consideration, then unless otherwise agreed in writing by the Transferors or by the Magness Group Representative on their behalf, each Transferor shall receive on a per share basis substantially the same combination of consideration.

          (f) Notwithstanding anything in this Agreement to the contrary, one or more Members may, at any time and from time to time, sell a number of Member Shares that in the aggregate for all transfers made pursuant to this subsection by any or all of the Members is equal to or less than the number of Excepted Shares, provided that each such sale is exempt from the registration requirements of the Securities Act and is effected through unsolicited broker transactions within the meaning of paragraph (g) and the first sentence of paragraph (f) of Rule 144 of the General Rules and Regulations under the Securities Act, as in effect on the date of this Agreement. Prior to the consummation of a disposition of any Member Shares in accordance with this Section 2.3(f), such Member Shares must be converted into shares of Low Vote Stock of the corresponding series. The number of any Member Shares disposed of pursuant to this Section 2.3(f) shall be subtracted from the number of Excepted Shares. Upon the consummation of a disposition of

Member Shares pursuant to this Section 2.3(f), the Magness Group Representative shall deliver to the Company a written notice stating the number of Member Shares so disposed of, identifying the Member or Members selling such Member Shares and the number sold by each, and the aggregate number of Excepted Shares which the Members of the Magness Group continues to beneficially own.

          (g) The Company agrees that if a Permitted Pledge of any Member Shares is made and the lender forecloses or takes any other action to enforce the security interest represented by such pledge and makes an irrevocable commitment, in accordance with the definition of "Permitted Pledge" in Section
1.1 hereof, to convert such Member Shares into shares of Low Vote Stock on a share-for-share basis, the Company shall permit such conversion and shall reasonably cooperate with such lender in effecting such conversion as promptly as reasonably practicable and shall comply with Section 6.4(b) of the Stockholders Agreement.

 3.  Public Sale Election.

     3.1  Company Election.  (a)  Notwithstanding anything in Section 2.2(d) or
Section 2.3(b)(iii) to the contrary, but subject to Section 2.3(e), the Company shall have the right to pay all or any portion of the Closing Date Amount or Company Price, as applicable, in shares of Low Vote Stock in accordance with the following procedures. At least five (5) Business Days prior to the Closing Date, the Company shall notify (the "Public Sale Notice") the Magness Group Representative, on behalf of the Holder or each Transferor, as the case may be, as to the portion of the Closing Date Amount or Company Price, as applicable, to be paid in shares of Low Vote Stock (the "Public Sale Dollar Amount"). The number of shares of Low Vote Stock (the "Resale Stock") deliverable to the Underwriters pursuant to Section 3.2 shall be that number of shares which when sold in accordance with Section 3.2 will reasonably be expected to yield aggregate net proceeds collectively to all the Member(s) and Permitted Transferee(s), if any, participating in the sale (collectively, the "Seller") (after deduction of underwriting discounts and commissions and assuming the payment by the Company of all other expenses of registration and sale of the Resale Stock) of an aggregate amount equal to the Stock Proceeds Amount.

          (b) The term "Stock Proceeds Amount" shall mean the sum of (i) Public Sale Dollar Amount, plus (ii) interest on the Public Sale Dollar Amount, accruing from and including the Closing Date to the date of payment pursuant to
Section 3.2, at a rate equal to the weighted average interest rate applicable as of the Closing Date to that portion of the consolidated indebtedness of the Company that bears interest at a floating interest rate.

          (c) Subject to the foregoing, the decision as to which series of Low Vote Stock and the number of shares of each such series that will comprise the Resale Stock shall be made by the Company at its discretion. Such shares shall be held by the Company on behalf of the Seller pending the Sales, and the Company shall be authorized to deliver such shares to the Underwriters on such Seller's behalf prior to the closing of the Sales.

      3.2 Public Sale.   (a)     On the Closing Date, the Company shall
provide an effective registration statement (the "Registration Statement") registering under the Securities Act resales of the Resale Stock deliverable pursuant to Section 3.1 having a maximum aggregate offering price (net of underwriting fee and commissions) equal to the Stock Proceeds Amount. Such Resale Stock shall be sold (at the Company's discretion but in the form of one or more secondary offerings on behalf of each Seller) under the Registration Statement during the period of not more than 45 days following the Closing Date as specified by the Company (the "Offering Period"). The Company may by notice to each Seller at any time shorten the Offering Period, and in such event, the Offering Period as referred to herein shall mean such shorter period. All sales (the "Sales") of the Resale Stock shall be made on behalf of each Seller by underwriters selected by the Company (the "Underwriters") pursuant to one or more block trades, underwritten offerings or otherwise, in each case as determined by the Company. The actual net proceeds from the Sales (after deduction of underwriting discounts and commissions) are referred to as the "Net Proceeds". The Company shall pay all expenses of registration and sale of the Resale Stock.
          (b) On the fifth Business Day following the termination of the Offering Period, the Company shall deliver the Net Proceeds to the Magness Group Representative, as agent for the Member(s) and Permitted Transferee(s), if any, comprising the Seller, and if the Net Proceeds are less than the Stock Proceeds Amount, the difference (the "Difference") shall be paid by the Company in cash on such date to the Magness Group Representative, as such agent. The Company may elect to pay some or all of the Difference prior to such date and in such event the interest component of the portion of the Difference so paid early shall be calculated with respect to such earlier payment date. If the Net Proceeds exceed the Stock Proceeds Amount, the Company may retain the excess.
          (c) The Company shall indemnify the Seller and the Underwriters in respect of the Sales to the same extent as the Company would indemnify the Holder and the Underwriters as provided in the Registration Rights Agreement, but the Sales shall not be deemed to have been made pursuant to the Registration Rights Agreement.

          (d) Each Seller shall be required to cooperate with the Company in connection with the Registration Statement and the Sales (including, without limitation, by executing and delivering underwriting and other documents and instruments, taking actions and providing information) as shall be reasonably requested by the Company in connection therewith.

 4.  Closing Matters.

      4.1 Closing Date. The consummation of the purchase and sale of (i) the Subject Shares following the exercise of the Call Right pursuant to Section
2.2 or (ii) the Offered Shares following the exercise of the Call Right pursuant to Section 2.3 (in each case, a "Closing") shall be held at 10:00 a.m. local time on, respectively, (x) the 155th day following the Exercise Date, or (y) the 60th day following the date the Election Notice is given or
(z) such other date and at such other time as the Holder or the Transferor and the Company may agree (the date on which any such Closing occurs is referred to herein as the "Closing Date"). The Closing shall take place at the principal offices of the Company or at such other place as the Magness Group Representative and the Company may agree.

     4.2 Closing Deliveries. At the Closing, the Company shall pay to the Magness Group Representative, as agent for the Member(s) and Permitted Transferee(s), if any, comprising the Seller (i) any portion of the Closing Date Amount or Company Price, as applicable, that was required to be paid in cash in the manner provided in Section 2.2(f) or Section 2.3(b)(iii), as and if applicable, (ii) deliver certificate(s) registered in the name of each Seller for the number of shares of Low Vote Stock required to be delivered in payment of the Gross Stock Value portion of the Gross Purchase Price, and
(iii) if the Company has elected to pay any or all of the Closing Date Amount or Company Price, as applicable, in shares of Low Vote Stock pursuant to
Section 3.1, deliver the Registration Statement conforming to the requirements of Section 3.2. At the Closing, each of the Member(s) and Permitted Transferee(s), if any, participating in the sale shall be required, as a condition to receiving payment, to deliver to the Company (i) a stock certificate or certificates, duly endorsed for transfer or in blank, representing such Person's Subject Shares or Offered Shares, as applicable,
(ii) if applicable, copies of Letters Testamentary or other documentation evidencing the authority of such Person to transfer any of the Subject Shares that are evidenced by certificates registered in the name of a Person other than such Seller, (iii) a certificate, executed by or on behalf of such Person, in which such Person represents and warrants to the Company that such Person has good title to the Subject Shares or Offered Shares, as applicable, being sold by him, free and clear of any liens, claims, charges or encumbrances and has the legal authority to consummate such sale and (iv) such other certificates and documents as the Company may reasonably request.
5.   Certain Representations, Warranties and Covenants.

     5.1 Representations and Warranties. Each party hereto hereby represents and warrants to the other parties as follows (with such representations and warranties surviving the execution, delivery and performance of this Agreement):
          (a) Such party has the legal right and all requisite power and authority to make and enter into this Agreement and to perform his or its obligations hereunder and comply with the provisions hereof. If such party is the Company, the execution, delivery and performance of this Agreement by the Company has been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against him or it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

          (b) The execution, delivery and performance of this Agreement by such party, and the compliance by such party with the provisions hereof, do not and will not (with or without notice or lapse of time, or both) conflict with, or result in any violation of, or default under, or give rise to any right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such party or any of his or its properties or assets, other than any such conflicts, violations, defaults, or other effects which individually or in the aggregate do not and will not prevent, restrict or impede such party's performance of his or its obligations under and compliance with the provisions of this Agreement. If such party is the Company, the execution, delivery and performance of and compliance with this Agreement by it do not and will not contravene its charter, by-laws or other organizational document; and

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental or regulatory authority or any other person is required by such party in connection with the execution, delivery or performance of this Agreement by such party, except, with respect to the exercise of certain rights granted hereunder, in connection with Federal and state securities laws.

          5.2  General Covenants.   (a)   In the event that any sale of
shares pursuant to this Agreement would violate any rules or regulations of any governmental or regulatory agency having jurisdiction or any other material law, rule, regulation, order, judgment or decree applicable to the parties hereto (including, with respect to the Company, its subsidiaries or any of the Company's or such subsidiary's respective properties and assets), then each party hereto hereby agrees (i) to cooperate with and assist the other in filing such applications and giving such notices, (ii) to use reasonable efforts to obtain, and to assist the other in obtaining, such consents, approvals and waivers, and (iii) to take such other actions, including supplying all information necessary for any filing, as any affected party may reasonably request, all as and to the extent necessary or advisable so that the consummation of such sale will not constitute or result in such a violation.
          (b) Each party hereto hereby further agrees that he or it shall not take any action or enter into any agreement or arrangement restricting or limiting his or its ability timely and fully to perform all his or its obligations under this Agreement. The grant by the Members of the Magness Group of the voting rights and proxy provided for in Article II of the Stockholders Agreement and the exercise of such rights and by this use of such proxy agreement is not intended to be prohibited or otherwise affected.

 6.  Stockholder's Covenant Relating to a Sale of Company.

     6.1 Limitation on Size of Premium. (a) In connection with any proposed Sale of the Company, each Member agrees not to negotiate for or require as a term of such transaction or as a condition to his agreement to vote therefor that either (i) the holders of High Vote Stock receive for such High Vote Stock or (ii) any Member or any Related Party or Affiliate of any Member receives for the shares of High Vote Stock or Common Stock beneficially owned by any of them, consideration the value of which on a per share basis exceeds the value per share payable to (x) holders of shares of Low Vote Stock into which such High Vote Stock is convertible or (y) holders of Common Stock other than any Member or any Related Party or Affiliate of any Member, in either case by more than ten percent (10%) (a "Prohibited Premium"). For the purposes of computing the existence of a Prohibited Premium, if any noncash consideration to be received by any holders of Common Stock in any proposed Sale of the Company is the same for both (A) (i) the holders of High Vote Stock or (ii) any Member or any Related Party or Affiliate of any Member, as applicable, and (B) (x) holders of shares of Low Vote Stock into which such High Vote Stock is convertible or (y) holders of Common Stock other than any Member or any Related Party or Affiliate of any Member, as applicable, a Prohibited Premium shall be deemed to exist if the ratio of such noncash consideration given to the Persons listed in (A) above exceeds the amount of such noncash consideration given to the Persons listed in (B) above by more than ten percent (10%). If different forms of noncash consideration are to be given to the Persons listed in (A) above than to the Persons listed in (B) above, and there is any disagreement between the Independent Committee and any such Person or the Magness Group Representative as to the value of any such consideration for the purposes of determining if there is a Prohibited Premium, then the noncash consideration shall be valued by using the appraisal procedures set forth in Section 2.3(c).

          (b) If a proposed Sale of the Company containing a Prohibited Premium is submitted to the stockholders of the Company for a vote, each Member agrees that he will vote all of his Member Shares, and any other shares of voting stock entitled to vote on such proposal beneficially owned by him, against such proposal.

 7.    Miscellaneous.

     7.1 Actions by Magness Group. (a) Any notice, consent, approval or other decision by or on behalf of the Magness Group or any Member or Members required or permitted by this Agreement shall be effective if expressed in a writing which is either executed by the Magness Group Representative or by all such Member(s), and in either such case the parties to this Agreement may assume that such the Magness Group Representative or such Member(s), as the case may be, has or have the power and authority to do so and may rely conclusively on such writing as expressing the action of the Magness Group or such Member or Members, as the case may be.

     (b) The Magness Group may designate any of its members as the Magness Group Representative by written notice of such designation (and containing such representatives address for notices and other communications) delivered to the Company and Malone. In the event of the death, incapacity or removal of the Person serving as the Magness Group Representative, the Magness Group shall promptly designate a successor. Pending such designation, each party to this Agreement shall be entitled to treat as the Magness Group Representative the member of the Magness Group who holds of record the greatest number of shares of High Vote Stock.

     7.2 Term. This Agreement shall continue in full force and effect until the first to occur of the following: (i) all of the Member Shares have been purchased by the Company, (ii) all of the Member Shares have been sold to one or more Prospective Purchasers in compliance with Section 2.3(b) and (ii) the Call Right under Section 2.2 has expired unexercised.

     7.3 Binding Effect; Assignability; Entire Agreement; Legends (a) Except as expressly provided herein, no party hereto may assign its rights or delegate its obligations hereunder without the prior written consent of the other parties hereto, except that the Company may assign its rights and delegate its obligations without such consent to any successor corporation by operation of law. Any assignment or delegation in contravention of this Agreement shall be void and shall not relieve the assigning or delegating party of any obligation hereunder. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (b) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them with respect to such subject matter. For the sake of certainty, the parties specifically acknowledge that this Agreement is not intended to merge, supersede or alter the provisions of (i) the Stockholders Agreement or (ii) any provision of the Agreement, effective as of January 5, 1998 and titled "AGREEMENT RE: SETTLEMENT OF MAGNESS ESTATE LITIGATION" among certain parties to such Stockholders' Agreement and certain other Persons, as it may be amended from time to time (the "Settlement Agreement"), other than numbered paragraph 10 thereof or (iii) any separate agreement, release or instrument granted, entered into or delivered pursuant to such Settlement Agreement.

          (c) Except as expressly set forth herein, none of the provisions of this Agreement shall inure to the benefit of or be enforceable by any Person not a party hereto.

          (d) The provisions of Section 6.4 of the Stockholders Agreement are hereby incorporated by reference, with the same force and effect as if set forth at this place.

     7.4  Amendments and Waivers.   Subject to Section 7.13 hereof, the
provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may not be given unless approved in writing by the Company and the Magness Group Representative.

     7.5  Governing Law.   This Agreement shall be governed by and construed
in accordance with the internal laws of the State of Delaware, regardless of the laws that might be applicable under principles of conflicts of law.

     7.6 Interpretation. The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

     7.7 Notices. All notices, requests, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, sent by facsimile transmission (with acknowledgment received), or by reliable overnight courier service, with acknowledgment of receipt requested, to the intended recipient at: (i) in the case of Malone or any other member of the Malone Group, to Malone or such member at such address as he may from time to time specify by written notice to the Company and the Magness Group Representative, (ii) in the case of the Magness Group Representative or any member of the Magness Group, to the Magness Group Representative at such address as he may from time to time specify by written notice to the Company and Malone (or his estate, heirs or personal representative) and (iii) in the case of the Company, to it at its principal executive offices or at such changed address as it may from time to time specify in writing to the Magness Group Representative, the Company and Malone (or his estate, heirs or personal representative).

           All notices and other communications given to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) on the date when delivered by hand, (iii) on the date sent by facsimile transmission (with acknowledgment received) unless such day is not a Business Day in which case, the next Business Day following such day or (iv) one Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt requested. Notwithstanding the preceding sentence, notice of change of address shall be effective only upon actual receipt thereof.

     7.8 No Implied Waivers. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein or made pursuant hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.
     7.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.
     7.10. Further Assurances. Each party shall cooperate and take such actions as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby. If, as a result of any recapitalization, reorganization, merger, consolidation, share exchange or other transaction or event shares of any substitute, different or new class or series of High Vote Stock is issued or is issuable (upon exercise of warrants, options, convertible securities or otherwise) to any Member, then if and to the extent requested in writing by the Company, such shares shall be subject to terms as nearly as equivalent as practicable to the provisions of this Agreement and the Stockholders' Agreement applicable to such Member.

     7.11. Remedies. In the event of a breach or a threatened breach by one party to this Agreement of its obligations under this Agreement, each other party, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be deemed to have suffered or be about to suffer irreparable harm and will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     7.12. Use of Certain Words. The use of the words "hereof", "herein", "hereunder", and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, or paragraph of this Agreement, unless the context clearly indicates otherwise. The use in this Agreement of the masculine, feminine or neither shall be deemed to include a reference to the others.

     7.13. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, provided, that if any provision hereof or the application hereof shall be so held to be invalid, void or unenforceable by a court of competent jurisdiction, then such court may substitute therefor a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid, void or unenforceable provision and, if such court shall fail or decline to do so, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision.

     7.14. Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.
(a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE (AND OF ANY APPELLATE COURT TO WHICH AN APPEAL OF ANY JUDGMENT, ORDER, DECREE OR DECISION OF ANY SUCH COURT MAY BE TAKEN) IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EITHER CALL AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH SUIT, ACTION OR PROCEEDING, (ii) WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT, INCLUDING ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (iii) WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING AND (iv) WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS BY

ANY MEANS, MANNER OR METHOD OTHER THAN IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES TO SUCH PARTY IN SECTION 7.7, AND AGREES THAT ANY PROCESS SERVED UPON SUCH PARTY IN SUCH MANNER SHALL HAVE THE SAME VALIDITY AND LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN WILMINGTON, DELAWARE.

     (b) Nothing in this Section shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of any other jurisdiction. The consents to jurisdiction set forth in this Section shall not constitute general consents to service of process in the State of Delaware, shall have no effect for any purpose except as provided in this Section and shall not be deemed to confer rights on any Person other than the parties to this Agreement.

     7.15. Facsimile Signatures. This Agreement and any other instrument executed and delivered by any party pursuant to this Agreement may be executed by facsimile signatures.

                    [Rest of Page Intentionally Left Blank]

     7.16. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, and in any action or proceeding otherwise arising under or with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

     7.17. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, any amendment or supplement to or modification of this Agreement and any and all other agreements, instruments, certificates and other documents furnished pursuant hereto or in connection herewith.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

                                      TELE-COMMUNICATIONS, INC.

                                      By:
                                            /s/ Tele-Communications, Inc.
                                         -------------------------------------
                                         Name:
                                         Title:


                                        /s/ Kim Magness
                                      ----------------------------------------
                                      Kim Magness, individually and as Trustee
                                      of the Magness Family Irrevocable Trusts
                                      and the Magness Issue GST Trusts

                                        /s/ Gary Magness
                                      ----------------------------------------
                                      Gary Magness, individually and as Trustee
                                      of the Magness Family Irrevocable Trusts
                                      and the Magness Issue GST Trusts

                                      ESTATE OF BETSY MAGNESS

                                      By:
                                           /s/ Kim Magness
                                          ------------------------------------
                                          Kim Magness, Personal
                                          Representative

                                      ESTATE OF BOB MAGNESS


                                      By:
                                            /s/ Kim Magness
                                          ------------------------------------
                                          Kim Magness, Personal
                                          Representative


                                      By:
                                            /s/ Gary Magness
                                          ------------------------------------
                                          Gary Magness, Personal
                                          Representative